Exhibit 99.3

AMENDMENT NO. 2

TO THE

WILLIAM LYON HOMES 2012 EQUITY INCENTIVE PLAN, AS AMENDED

This Amendment No. 2 (“Amendment”) to the William Lyon Homes 2012 Equity Incentive Plan, as amended (the “Plan”), is adopted by William Lyon Homes, a Delaware corporation (the “Company”), as of August 6, 2013.

RECITALS

A.	Pursuant to Section 4.2 of the Plan, the Plan shall be administered by the Board of Directors (the “Board”) or the Compensation Committee (the “Committee”) as designated by the Board. Section 4.2 of the Plan further authorizes the Board, at any time and from time to time, to exercise any and all rights and duties of the Committee, subject to certain limitations.

B.	Section 12.1 of the Plan provides that, among other things, the administrator may amend the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law.

C.	The Board desires to exercise its rights under Section 4.2 of the Plan to act as administrator and amend the Plan pursuant to the authority set forth under Section 12.1 of the Plan.

AMENDMENT

1.	Section 2.8 of the Plan is hereby amended by striking the words “Paulson & Co. Inc. and/or funds or accounts managed by Paulson & Co. Inc. or its wholly-owned subsidiaries” and replacing them with the words “Paulson & Co. Inc., a Delaware corporation, WLH Recovery Acquisition LLC, a Delaware limited liability company and entity affiliated with, and managed by affiliates of Paulson & Co. Inc., or any fund or account managed by, Paulson & Co. Inc. or its wholly-owned subsidiaries.”

2.	Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

3.	This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

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I hereby certify that this Amendment No. 2 was adopted by the Compensation Committee of the Board of Directors on August 6, 2013.

Executed this 12th day of August, 2013.

WILLIAM LYON HOMES

/s/ Colin T. Severn
Colin T. Severn
Vice President, Chief Financial Officer and Corporate Secretary